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EXHIBIT 10.19

                               [HORIZON AIR LOGO]

December 29, 1996

Mr. George D. Bagley President and Chief Executive Officer
Horizon Air Industries, Inc.

Dear George:

This letter will document the agreement between Horizon Air Industries, Inc. and you with regard to certain benefits at the time of your transfer from Alaska Airlines to Horizon Air.

Salaried Retirement Plan Benefits -- You are now 100% vested in the Alaska Airlines Salaried Retirement Plan and are eligible for retirement benefits based on your length of service as an employee of Alaska Airlines through October 23, 1995. Benefit calculations upon retirement will be based on length of service at Alaska Airlines and final five years average salary through the date of transfer to Horizon only. ERISA laws preclude continued participation by a participant who transfers to a company that does not offer such a benefit to employees, and Horizon Air does not offer this or any similar plan to its employees.

In connection with your accepting the position of President and Chief Executive Officer, Horizon agrees to supplement your retirement benefits from the above plan with a payment or payments such that the total benefit you eventually receive will be equivalent to that to which you would have been entitled if the employees of Horizon participated in the Alaska Airlines Salaried Retirement Plan. Horizon will continue payroll deduction of the amount which you would have contributed to Alaska's plan, had you continued as an employee of Alaska Airlines.

On the earlier of your retirement or severance from Alaska Air Group and all of its subsidiaries, we will request an actuarial calculation of the amount of this supplemental benefit. Benefit payments will then be made to you at the same time and in the same form as payments are made to you from the Alaska Airlines Salaried Retirement Plan. This agreement does not give you rights to any particular fund, and your rights hereunder are those of an unsecured creditor.

          P.O. Box 48309 - Seattle, Washington 98148 - (206) 241-6757
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George D. Bagley                                               December 29, 1996
Benefits Agreement                                                        Page 2

Alaska Air Group Officers Supplemental Retirement Plan -- Participation continues.

Alaskasaver 401(k) Plan -- No further contribution allowable per IRS regulations. Existing account balances may be left for accumulation of future investment earnings or may be "rolled over" to Horizon's savings investment plan.

Horizon Savings Investment 401(k) Plan -- You are eligible to participate as a Horizon employee, with no waiting period. However, because of the "make-whole" arrangements described previously in connection with the Alaska Airlines Salaried Retirement Plan, you will not be eligible to participate in the Horizon Air Supplemental Savings Plan.

Please sign this letter confirming your agreement with the terms outlined, retain one of the three originals for your files and return the other two to Keith Loveless.

/s/ John F. Kelly
John F. Kelly
Chairman, Horizon  Air Industries, Inc.
Chairman, President and Chief Executive Officer, Alaska Air Group, Inc.

Concur:

/s/George D. Bagley
George D. Bagley
President and Chief Executive Officer
Horizon Air Industries, Inc.